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                                                                       EXHIBIT 5


                            WHITEHALL JEWELLERS, INC.


                        RESTRICTED STOCK AWARD AGREEMENT


                             FOR EXECUTIVE OFFICERS

          Whitehall Jewellers, Inc, a Delaware corporation (the "Company"), hereby grants to Hugh M. Patinkin (the "Holder") as of February 29, 2000 (the "Grant Date"), pursuant to the provisions of the Company's 1997 Long-Term Incentive Plan (the "Plan"), a restricted stock award (the "Award) of 3936 shares of the Company's Common Stock, $.001 par value ("Stock"), upon and subject to the restrictions, terms and conditions set forth below. Capitalized terms not defined herein shall have the meanings specified in the Plan.

          1. Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Holder shall (a) accept this Agreement by executing it in the space provided below and returning it to the Company and (b) execute and return one or more irrevocable stock powers to facilitate the transfer to the Company (or its assignee or nominee) of all or a portion of the shares subject to the Award, if shares are forfeited pursuant to Paragraph 4 hereof or if required under applicable laws or regulations. As soon as practicable after the Holder has executed this Agreement and such stock power or powers and returned the same to the Company, the Company shall cause to be issued in the Holder's name a stock certificate or certificates representing the total number of shares of Stock subject to the Award.

          2. Rights as a Stockholder. The Holder shall have the right to vote the shares of Stock subject to the Award and to receive dividends and other distributions thereon unless and until, and only to the extent, such shares are forfeited pursuant to Paragraph 4 hereof; provided, however, that a dividend or other distribution with respect shares of Stock (including, without limitation, a stock dividend or stock split), other than a regular cash dividend, shall be delivered to the Company (and the Holder shall, if requested by the Company, execute and return one or more irrevocable stock powers related thereto) and shall be subject to the same restrictions as the shares of Stock with respect to which such dividend or other distribution was made.

          3. Custody and Delivery of Certificates Representing Shares. The Company shall hold the certificate or certificates representing the shares of Stock subject to the Award until such Award shall have vested, in whole or in part, pursuant to Paragraph 4 hereof, and the Company shall as soon thereafter as practicable, subject to Section 6.3, deliver the certificate or certificates for the vested shares to the Holder and destroy the stock power or powers relating to the vested shares. If such stock power or powers also relates to unvested shares, the Company may require, as a condition precedent to delivery of any certificate pursuant to this Section 3, the execution and delivery to the Company of one or more stock powers relating to such unvested shares.

          4. Restriction Period and Vesting. (a) The Award shall vest (i) with respect to one-third of the aggregate number of shares of Stock subject to the Award on each anniversary of the Grant Date during the years 2001 through 2003, inclusive, or (ii) earlier (x) pursuant to Section 4(b) hereof, (y) upon any termination of the Holder's employment with the Company



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unless such termination of employment constitutes a "Nonqualifying Termination,"
as such term is defined in the Holder's Severance Agreement with the Company dated May 6, 1996 (the "Severance Agreement"), or (z) upon a "Change in Control" as that term is defined in the Severance Agreement (the "Restriction Period").

          (b) If the Holder's employment by the Company terminates by reason of retirement other than for Good Reason (as defined in the Severance Agreement) on or after age 65, Disability or death, the Award shall become fully vested as of the effective date of the Holder's termination of employment or the date of death, as the case may be.

          (c) If the Holder's employment by the Company terminates for any reason other than Good Reason, retirement on or after age 65 other than for Good Reason, Disability or death or is terminated by the Company for Cause (as defined in the Severance Agreement), if the Award has not vested as of the effective date of the Holder's termination of employment or death, as the case may be, such Award shall be forfeited by the Holder and shall be canceled by the Company.

          5. Termination of Award. In the event that the Holder shall forfeit the shares of Stock subject to the Award, the Holder shall, upon the Company's request, promptly return this Agreement to the Company for full cancellation. Such cancellation shall be effective regardless of whether the Holder returns this Agreement.

          6.   Additional Terms and Conditions of Award.

          6.1. Nontransferability of Award. During the Restriction Period, the shares of Stock subject to the Award may not be transferred by the Holder other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing, during the Restriction Period, the shares of Stock subject to the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate or encumber, or otherwise dispose of such shares, the Award shall immediately become null and void.

          6.2. Investment Representation. The Holder hereby represents and covenants that (a) any shares of Stock acquired upon the vesting of the Award will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), unless such acquisition has been registered under the Securities Act and any applicable state securities law; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Holder shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of acquisition of any shares hereunder or (y) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to the delivery to the Holder of any shares subject to the Award, the Holder shall comply with all regulations and requirements of any regulatory




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authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board or the Committee shall in its sole discretion deem necessary or advisable to comply with the Securities Act, applicable state securities laws or the regulations or requirements of any such regulatory authority. The Company agrees to use reasonable efforts, so long as it is required to file periodic reports under Section 13 of the Securities and Exchange Act of 1934, as amended, to register the Stock on Form S-8 or a successor form and maintain the effectiveness of such registration.

          6.3. Withholding Taxes. (a) As a condition precedent to the delivery to the Holder of any shares of Stock subject to the Award, the Holder shall, upon request by the Company, pay to the Company such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the "Required Tax Payments") with respect to the Award. If the Holder shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Holder.

          (b) The Holder may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company pursuant to Section 6.3(a), (2) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Stock (which the Holder has held for at least six months prior to the delivery of such shares or which the Holder purchased on the open market and for which the Holder has good title, free and clear of all liens and encumbrances) having a Fair Market Value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Award (the "Tax Date"), equal to the Required Tax Payments, (3) authorizing the Company to withhold from the shares of Stock otherwise to be delivered to the Holder pursuant to the Award, a number of whole shares of Stock having a Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments,
(4) a cash payment by a broker-dealer acceptable to the Company through whom the Holder has sold the shares with respect to which the Required Tax Payments have arisen or (5) any combination of (1), (2) and (3). So long as the Stock is quoted on NASDAQ or quoted or listed on any recognized quotation service or a national securities exchange, the Committee shall have sole discretion to disapprove (but only in the case of clause (2) if such disapproval is reasonable and if imposition of a reasonableness standard with respect to disapproval of clause (3) does not prevent withholding transactions pursuant to clause (3) from complying with the applicable condition of Rule 16b-3 under the Exchange Act, only in the case of clause (3) if such disapproval is reasonable) of an election pursuant to clauses (2) or (3). Shares of Stock to be delivered or withheld may have a Fair Market Value in excess of the minimum amount of the Required Tax Payments, but not in excess of the amount determined by applying the Holder's maximum marginal tax rate. Any fraction of a share of Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Holder. No certificate representing a share of Stock shall be delivered until the Required Tax Payments have been satisfied in full.

          6.4. Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares,



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liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Stock other than a regular cash dividend, the number and class of securities subject to the Award shall be appropriately adjusted by the Committee (such adjustment to be made reasonably and in good faith by the Committee). If any adjustment would result in a fractional security being subject to the Award, the Company shall pay the Holder in connection with the vesting, if any, of such fractional security, an amount in cash determined by multiplying (is) such fraction (rounded to the nearest hundredth) by (ii) the Fair Market Value on the vesting date. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

          6.5. Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting or delivery of shares hereunder, the shares of Stock subject to the Award shall not vest or be delivered unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not approved by the Company (which approval will not be unreasonably withheld). The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval.

          6.6. Delivery of Certificates. Subject to Section 6.3, upon the vesting of the Award, the Company shall deliver or cause to be delivered one or more certificates representing the number of vested shares. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 6.3.

          6.7. Award Confers No Rights to Continued Employment. In no event shall the granting of the Award or its acceptance by the Holder give or be deemed to give the Holder any right to continued employment by the Company or any affiliate of the Company.

          6.8 Decisions of Board or Committee. Subject to the last sentence of this Section 6.8, the Board or the Committee shall have the right to resolve all questions and make any determinations which may arise in connection with the Award (which rights shall be exercised reasonably and in good faith). Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive. Notwithstanding the foregoing, the determination of "Good Reason," "Change in Control" and "Nonqualifying Termination" shall be determined by mutual agreement of the Board or the Committee, on the one hand, and the Holder, on the other hand, or failing such agreement, by a court of competent jurisdiction.

          6.9 Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. The Holder hereby acknowledges receipt of a copy of the Plan.

          6.10. Section 16 of the Exchange Act. The Company shall use all reasonable efforts to cooperate with the Holder (if the Holder is subject to Section 16 of the Exchange Act) to assure that any cash payment in accordance with Section 6.8(a) of the Plan is made in compliance with such Section 16 and the rules and regulations thereunder.




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          7.   Miscellaneous Provisions.

          7.1. Meaning of Certain Terms. As used herein, the term "vest" shall mean no longer subject to forfeiture. As used herein, employment by the Company shall include employment by a corporation which is a "subsidiary corporation" of the Company as such term is defined in Section 424 of the Code. References in this Agreement to sections of the Code shall be deemed to refer to any successor section of the Code or any successor internal revenue law.

          7.2. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Holder, acquire any rights hereunder in accordance with this Agreement or the Plan.

          7.3. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Whitehall Jewellers, Inc., 155 North Wacker Drive, Chicago, IL 60606, Attention: Secretary, and if to the Holder, to Hugh M. Patinkin, 200 Oak Knoll Terrace, Highland Park, IL 60035. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States mails to the last known address of the party entitled thereto or
(d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission, or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

          7.4. Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

          7.5. Counterparts. This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.


                                        WHITEHALL JEWELLERS, INC.

                                        By:  /s/ John R. Desjardins
                                             ----------------------
                                             Name:  John R. Desjardins
                                             Title: Executive Vice President -
                                                    Finance and Administration
Accepted this 17th day of
March, 2000.

/s/ Hugh M. Patinkin
--------------------
Hugh M. Patinkin





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